Exhibit 10.3

(Translated from German)

LEASE

between

LEYBOLD OPTICS GmbH

Siemensstrasse 88, 63755 Alzenau

hereinafter called “landlord”

and

European High Temperature Superconductors GmbH & Co. KG (EHTS)

Ehrichstraße 10, 63450 Hanau

hereinafter called “tenant”

the following lease is concluded:

§1 Rental premises

1. The landlord has rented the property at Siemensstraße 88 from RWE Systems Immobilien GmbH. u. Co. KG, Essen, on a long term basis.

2. In this framework, it is renting the area of production hall 1 designated as 1 in the addendum as well as the office areas in the administration building designated as 2 in the addendum to the tenant.

RWE Systems Immobilien GmbH u. Co. KG has granted the landlord the written permission for sub-rental that is enclosed as Addendum 3 to this contract.

The landlord commits himself to inform the tenant within the necessary scope and temporal periods about the rights and duties arising from the landlord’s lease that also affect the tenant. The essential rights and duties pertaining to this are presented in Addendum 4.

3. However, not rented to the tenant but available to the tenant for the purpose of co-use are all the areas jointly used by the landlord and tenant designated in Addendum 5 (e.g. communal areas, toilets, halls and corridors), as well as the courtyard and street areas. Included therein are parking spaces in the parking structure corresponding to the number of employees for the use of the tenant’s employees.

4. The tenant shall use the rental areas for the development, production and distribution of superconductors.

The tenant’s business is currently still in the developmental stage, as well as laboratory production of smaller quantities. The landlord is aware that, given this background, the utilization of the rental areas can change in detail and characteristic as a result of the future technical, organizational and commercial development of the superconductor business and is to conduct himself as favorably disposed toward necessary adaptations.

Changes in utilization that deviate from the above described purpose of the utilization of the rental areas, on the other hand, require the landlord’s prior consent.

The landlord is justified in refusing consent if the intended change of usage endangers the landlord’s own protection-worthy technical or commercial interests.

5. Utilization of the floor space of the production hall by the tenant is to take place with due regard for the restrictions stipulated for structural reasons. The maximum load of the hall floor amounts to 5 metric tons /m2. It has a light coating that complies with the requirements and impact resistance suitable for a forklift.

6. The landlord guarantees the utilization of the hall including the foyer crane within the context of the respective official and legal requirements.

7. The tenant is entitled to perform normal installations in keeping with the utilization and purpose of the rental at his own expense.

The landlord’s prior written consent must be obtained for all structural changes (roof and walls) during the rental period.

The landlord is entitled to refuse consent if the planned measures impair his interests or endanger the rental premises.

8. The landlord hereby accepts all and any types of emissions, odors and other pollutants that are normally associated with the superconductor business unless they violate emission level restrictions or other legal and official requirements.

The landlord commits herself, if necessary, to instruct the tenant as to the requirements specifically applicable to the location or the property and immediately inform him of possible changes.

9. The tenant, his representatives and agents, employees, customers, suppliers and guests are entitled to use of the common areas designated in Addendum 5. The tenant commits himself to interact such that these listed users only enter these common areas and the rental areas.

Neither the landlord nor his representative or agents, employees, customers, suppliers and guests shall enter the rental areas without the authorization of the tenant. The tenant and landlord shall establish consensual regulations for the landlord’s employees as well as their service providers who are actively engaged in the regular maintenance of the use of the rental areas and infrastructure.

10. The tenant’s rental areas as well as the areas intended for the sole utilization of the landlord shall be separated and designated by mutual agreement with due observance of economic principles and general rules.

The separation of the tenant’s rental areas and the landlord’s areas of use in production hall 1 shall be carried out by the landlord at his expense.

This also applies to the installation of an electronic access control in the production hall for the tenant’s area as well as for the office areas, provided this is technically and spatially possible.

11. The landlord agrees to the tenant’s request that the tenant can represent his company and presence at the location in Alzenau on an appropriate scale and with due consideration of the landlord’s interests. Tenant and landlord are themselves to agree on the installation in particular on a company sign in the entrance and reception area, as well as other measures. The tenant shall bear the costs.

§2           Preparation of the infrastructure

1. The landlord shall make the following areas of his infrastructure available to the tenant for co-use, provided this is reasonable to the landlord from a technical and economic point of view and corresponds to the usual framework of a tenancy relationship of this type:

• Power supply for the production hall

• Water supply for the production hall

• Cooling water supply

• Compressed air supply

In so far as co-use of the named infrastructure for the tenant’s purposes entails alterations or expansions of the concerned facilities and installations, the landlord may require that the tenant assume the expenses necessary for this or an appropriate participation in same.

2. For the preparation of this infrastructure, the landlord is entitled to authorize expert third parties to perform the preparation, maintenance and repair of the necessary facilities and installations.

3. The landlord also agrees to the construction of a gas supply that is necessary for the tenant’s development and production in the outside area of production hall 1 and that specifically includes the installation of a gas tank and evaporator for supplying deep frozen, liquefied and gaseous nitrogen, as well as receiving stations for gaseous argon and oxygen (cylinders). The tenant shall bear the costs.

Moreover, the landlord agrees to the construction of a pipeline system to supply the relevant installations with the named media, including any necessary structural interventions (such as breaking through walls)

The area required for the construction of these supply facilities is rental space in accordance with §1, Paragraph 2, without inclusion in the rental price.

In so far as authorization by RWE Systems Immobilien GmbH. u. Co. KG is necessary, the landlord shall obtain this prior to signing the contract.

4. The landlord declares himself to be in agreement with the co-use of additional infrastructure and facilities, especially the communal facilities (canteen, business medical service, etc.). A separate agreement shall be reached for this.

5. The landlord declares himself prepared, within the context of the legal and other requirements as well as the corresponding technical, capacity-related and economic realities, to make his storeroom available for the tenant’s hazardous materials in return for payment. If necessary, a separate agreement shall be reached for this.

If this should not be possible, the landlord and the tenant shall constructively work out an alternative.

6. If storage of pressurized gas cylinders for the gas supply listed in Paragraph 3 should not be possible in the landlord’s present storeroom, then the landlord agrees to installation of a pressurized gas cylinder storeroom in immediate spatial proximity to the receiving station listed under Paragraph 3.

§3 Initiation of the Rental / Transfer / Duration of the Rental / Termination

1. The tenancy begins with the transfer of the rental premises, but no later than 10/01/2005.

2. An additional agreement shall be concluded for usage prior to 10/01/2005.

3. A written record that describes the condition of the rental premises upon occupancy is to be prepared for the transfer. The record is to be signed by both contractual parties.

4. The tenancy shall be concluded for a term of 3 years and is to end on 12/31/2008 irrespective of the transfer date.

It may be cancelled by each contractual party, with due observance of a notice period of 12 calendar months, effective at the end of the fixed term of the contract, that is, on 12/31/2008.

5. If the tenancy is not cancelled according to the deadline pursuant to §3, Paragraph 4 then, after expiration of the fixed agreed contractual term, it shall be extended for an additional 2 years in each case. It can then be terminated again within a notice period of 12 months, effective at the end of the extended term.

6. The tenant has the option to also rent the remaining area of production hall 1 (as indicated in Addendum 1) that is currently still used by the landlord, but no earlier than 04/01/2006. In this case, the tenant must indicate its desire to rent in writing at least 5 months before the beginning of the rental.

If the landlord should intend to rent these areas to a third party, then the tenant is entitled to the right of first call.

In the event of a lease, the existing lease contract will also be extended to cover these areas. The rental conditions will then follow the contractual arrangement of the current lease in effect at the time of assumption of the new area.

§ 4 Rent / Additional expenses

1. The rent payment begins on the 10/01/2005.

2. The monthly rent amounts to:

a) production hall 1

1,550 m2 at €7.00 / m2	€10,850.00 plus VAT

b) office areas of administration building:
west wing, ground floor

310 m2 at €8.00 / m2	€2,480.00 plus VAT

For the mutually used areas in accordance with §1, Paragraph 3, for the parking areas in accordance with §1, Paragraph 3, and for the space of the gas tank in accordance with §2, Paragraph 3, no rent shall be raised and/or the rent shall be covered within the framework of the total rent.

3. The monthly ancillary expenses generally amount to:

a) production hall 1

1,550 m2 to €1.50 / m2	€2,325.00 plus VAT

b) office areas of administration building:
west wing, ground floor

310 m2 at €2.80 / m2	€868.00 plus VAT

The ancillary expenses include:

•              Heating and cooling for all areas,

•              Ventilation and air-cleaning of the hall,

• Power consumption in the office areas, in the mutually used areas, the exterior lighting as well as the parking structure,

• Water and sewage fees arising from the use of the office areas and the mutually used areas, especially toilets and washrooms,

• Maintenance costs for all technical, electric and electro-technical installations and facilities as well as operational equipment and hoists, especially the infrastructure named under §2, the foyer crane as well as the heating, cooling and air-cleaning facilities,

• Garbage and waste disposal in the office areas,

• Cleaning of the rental areas of the office area, including routine cleaning and glass cleaning,

• Façade cleaning and cleaning of the shading installations of all buildings of the rental areas,

• Plants, care and maintenance of the lawns and outside installations,

• Street cleaning including winter service,

• Security service including co-use of the reception area (visitor reception) and the service entrance for the entry and exit of suppliers and shippers,

• Building insurance,

• Fire alarm and other protective facilities for general building protection,

• Property taxes.

4. Separate and, as far as technically possible and economically justifiable, to be settled by separate invoicing:

•              power consumption in the foyer areas

•              water consumption in the foyer areas

These settlements are to be documented by sufficient receipts.

5. The rent shall be paid monthly in advance to the landlord by the 5th business day of each month into an account to be named by him.

At the moment, this account is: Acct. 23 19 960 at the Commerzbank Hanau, bank routing code 50640015.

6. At the end of every 3 rental years, the rent shall be automatically adjusted by the percentage of the actual change in the cost of living index of all private households in Germany, which is established monthly by the Federal Office of Statistics (index basis 2000 = 100), taking effect on the first of that month following the 3-year period, that is, an adjustment shall take place at the beginning of the 4th, 7th, etc. rental year.

§5 Security

1. For the protection of all claims by the landlord from this lease, the tenant shall submit a directly liable surety that is unconditional and undated, payable upon first request and drawn on a major German bank, savings bank or public regional bank in the amount of EUR 40,000,00.

2. The fulfillment of this obligation is a prerequisite for the validity of this contract. The landlord commits himself to retain this security document and not to grant a loan on it and/or to pass it on.

§6 Sub-rental

1. The landlord’s prior written consent is necessary for a sub-rental.

The tenant is European High Temperature Superconductors GmbH & Co. KG. The activities of this company are to be combined with the high-temperature superconductors sector of European Advanced Superconductors GmbH & Co. KG (EAS), Hanau, at the new location. It is intended to legally consolidate both activities into one company, preferably the tenant’s company, during 2006.

In so far as a sub-rental emerges by virtue of EAS moving in, consent for this is deemed as granted.

The landlord shall obtain a corresponding authorization from RWE Systems Immobilen GmbH. u. Co. KG prior to the signing of the contract.

§7 Liability of the Contractual Partner / Fire Insurance / Maintenance

1. Damages occurring at the rental premises shall be made known to the landlord immediately. Damages to the rental premises shall basically be eliminated by the landlord. The costs arising for this are to be carried by the principle of causality.

2. The tenant is to contract liability insurance for the business at the location.

3. The tenant shall bear the risk for fire, water, including flooding, storm and break-in and theft, etc. for the goods brought into the rental areas and, if necessary, mutually used areas. The tenant shall bear the costs arising from same and the insurance premiums.

4. The landlord shall carry the building fire insurance with respect to the empty building. The tenant shall carry the increase in premium from the building fire insurance that ensues from the increase in risk caused by commercial use. The landlord shall present the insurance premium to the tenant and calculate the extra amount for the tenant subject to presentation of a copy of the premium invoice. The premium amount is due immediately upon billing.

5. Repairs of the rental premises occasioned by wear and tear, e.g. roof, wall, floor (uncarpeted office area), windows, doors, gates, bathroom lighting (not illuminants) etc. shall be carried out and paid for by the landlord.

Upon departure, the carpet flooring in the office areas shall be returned in the condition that was determined and documented when moving in. In this respect, the tenant shall therefore bear the costs for wear and tear and repairs.

6. If the tenant, his employees, customers, suppliers or visitors have damaged and/or altered the rental premises, then elimination of the damage shall take place at the tenant’s expense.

7. The tenant shall carry out cosmetic repairs of the rental premises that arise through contractually appropriate use, such as, for example, painting the interiors of the offices.

8. The landlord shall be responsible for the upkeep and repair of the rental premises (roof, compartment, façade), as well as all actions that arise from the described services of the ancillary expenses.

9. The landlord commits himself to give the tenant timely and sufficient information of any upkeep and repair at the rental premises, especially those related to infrastructure,  that may impair the tenant’s business operations, as well as activities that may lead to disruption of business operations.

The same shall apply as well if the tenant carries out activities of such a type that may impair the landlord’s business operations.

In all cases, both the landlord and the tenant are therefore to diligently make the effort to keep impairment as slight as possible for each other in each case.

10. Both the tenant and the landlord commit themselves to keep common access and egress routes, fire department accesses, escape routes, etc. open at all times and to collectively guarantee general traffic safety.

§8 Termination of Tenancy / Return

1. Upon termination of the tenancy, the landlord has the right to require restoration to the former condition.

The rented area shall therefore be evacuated, thoroughly cleaned and renovated for restoration to its former condition.

2. The landlord shall be reimbursed for repair costs for eliminating damages at the rental premises that, for example, arose from dismantling the tenant’s business facilities.

§9 Arbitration Agreement

1. All disputes that arise within the context of this lease or concerning its validity are to be finally decided in accordance with the arbitration decision from the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (German Institution for Arbitration (DIS)), subject to exclusion of common legal due process.

2. The site of arbitration proceedings is Frankfurt / Main.

§10 Other Agreements

1. The tenant is obligated to produce proof of a business permit for his production and development activities, as well as all official permits.

2. Both the landlord and the tenant are entitled to transfer the rights and duties of this contract to companies that are the legal successors to the contractual parties, as well as to businesses of the respective company group, provided contractual use is retained and contractual continuation is not impaired within the meaning of the originally concluded contract.

Each contractual party shall inform the respective other party of changes in this context, with due observance of possible restrictions upon publication of the information.

3. Should any provision of this be or become invalid, the remaining provisions shall remain unaffected thereby. The contractual parties are to replace the invalid provision with a valid provision that comes as close as possible to the meaning and purpose of the original provision.

4. Changes and additions to this contract, including revocation of this requirement of written form itself, must be in writing to be valid.

5. For both contractual parties, Alzenau is the site for jurisdiction and fulfillment for all obligations entailed by this contract.

Attachments

Attachment 1        Rental areas production hall 1; Optional areas

Attachment 2        Rental areas in the office area

Attachment 3        Consent to the sub-rental by RWE Systems Immobilien GmbH. u. Co. KG

Attachment 4        Essential rights and duties stemming from the landlord’s lease

Attachment 5        Mutually used areas

Alzenau, the 09-08-2005

/s/ Helmut Frankenberger /s/ Jörg Schwarzkoff

Landlord

Hanau, the 07-09-2005

/s/ Jörg Laukien /s/ Burkhard Prause

Tenant

Jörg Laukien         Dr. Burkhard Prause

Addendum No. 1

regarding the lease of 7-9 / 9-8-2005

between	LEYBOLD OPTICS GmbH
represented by the general manager Helmut Frankenberger,
Siemensstraße 88, 63755 Alzenau,

- hereinafter also called “landlord” -

and	European High Temperature Superconductors GmbH & Co. KG,
doing business as Bruker HTS GmbH,
represented by its general managers, Dr. Burkhard Prause, Dr. Klaus Schlenga and Jörg Laukin,
Ehrichstraße 10, 63450 Hanau,

- hereinafter also called “tenant” -

Preamble

The following areas are rented in the property at Siemensstraße 88, 63755 Alzenau (hereinafter also called “property”):

1. Production areas in production hall 1	ca.1,550 m2
2. Office areas in the administration building: west wing ground floor	ca. 310 m2

The landlord announced cancellation of the lease on 12/21/2007 to take effect on 12/31/2008. The parties disputed the effectiveness of the termination declaration. The contractual parties now agree that the lease continues beyond 12/31/2008 to 12/31/2009 and therefore no termination of the lease should result from the declaration of termination dated 12/21/2007.

With this proviso, the contractual parties clarify and agree to what follows:

1. The landlord expressly waives the rights stemming from the declaration of termination of the 21/12/2007. In this respect, he is not to derive any right from this declaration of termination. The lease is therefore to be consensually continued between the contractual parties beyond the 12/31/2008 under the conditions of the lease of 7-9 / 9-8-2005, unless otherwise provided in the following conditions.

1

2. In amending §3 of the lease of the 7-9 / 9-8-2005, the contractual parties now agree on a term of the lease from 7-9 / 9-8-2005 to 12/31/2009. The possibility of another extension of the lease of 7-9 / 9-8-2005 beyond 12/31/2009 is excluded for both parties. The lease of 7-9 / 9-8-2005 shall thereby terminate on 12/31/2009 without requiring further declarations on the part of the parties.

3. The tenant reserves the right to terminate the lease of 7-9 / 9-8-2005 prematurely prior to expiration of the aforementioned term of the contract with an advance notice of three months, to take effect at the end of a calendar quarter. A termination in accordance with this condition may occur no earlier than 3/31/2009.

4. For both parties, the right to termination of the lease for good cause remains unaffected by the above conditions.

5. This addendum is a component of the lease of 7-9 / 9-8-2005. Otherwise, all conditions and regulations of the lease of the 7-9 / 9-8-2005 retain their validity, in so far as they were not amended by this addendum. After signing, the parties commit themselves to immediately combine this addendum with their respective copy of the lease and not to appeal to the lack of written form.

6. The particular written form requirement of §§ 550, 578 of the Bürgerliches Gesetzbuch (German Federal Civil Code, BGB) are known to the parties. They hereby commit themselves to perform all actions upon the request of one party at any time and to provide whatever declarations are necessary in order to satisfy the requirement of this written form and not to prematurely terminate the lease by appealing to non-compliance with the written form. This applies not only to the conclusion of this lease but also to all possible addenda, amending and supplementary contracts.

Alzenau, 10/02/08	Hanau, 10/08/08
Place, Date	Place, Date

/s/ Wolfgang Godel /s/ Yurt Hakadsson	/s/ Klaus Schlenga /s/ Burkhard Prause
- Landlord -	-Tenant -
LEYBOLD OPTICS GmbH	Bruker HTS GmbH

2

Addendum No. 2

regarding the lease of 7-9 / 9-8-2005

between	LEYBOLD OPTICS GmbH,
represented by the general manager Helmut Frankenberger,
Siemensstraße 88, 63755 Alzenau,

- hereinafter also called “landlord” -

and	European High Temperature Superconductors GmbH & Co. KG,
doing business as Bruker HTS GmbH,
represented by its general managers, Dr. Burkhard Prause, Dr. Klaus Schlenga and Jörg Laukin,
Ehrichstraße 10, 63450 Hanau,

- hereinafter also called “tenant” -

Preamble

The following areas are rented in the property at Siemensstraße 88, 63755 Alzenau (hereinafter also called “property”):

1. Production areas in production hall 1	ca.1,550 m2
2. Office areas in the administration buildings: west wing ground floor	ca. 310 m2

By virtue of Addendum No. 1, dated 10/2 / 10/18/2008, the term of the lease of 7/9 / 9/8/2005 was extended until 12/31/2009 and codified. The contractual parties now agree that the lease shall be continued beyond 12/31/2009 until 12/31/2010.

With this proviso, the contractual parties clarify and agree to what follows:

1. As amendment to §4, Paragraph 2 of the lease of 07.09/ 09.08.2005, the monthly rent shall amount to the following beginning on 1/1/2010:

a) Production hall 1
1,550 m2 at €8.20 / m2	€12,710.00 plus VAT

b) office areas, administration building:
west-wing, ground floor

310 m2 at €12.30 / m2	€3,813.00 plus VAT

[initials]

1

2. In amendment to §3 of the lease of the 7/9 / 9/8/2005 and §3 of Addendum 1 of 10/2 /10/8/2008, the contractual parties now agree on a term of the lease from 7/9 / 9-8/2005 until 12/31/2009. The possibility of another extension of the lease of 7/9 / 9/8/2005 beyond 12/31/2009 is excluded for both parties. The lease of 7/9 / 9/8/2005 shall thereby terminate on 12/31/2009 without requiring further declarations on the part of the parties.

3. For both parties, the right to termination of the lease for good cause shall remain unaffected.

4. This addendum is a component of the lease of 7/9  /  9/8/2005. Otherwise, all conditions and regulations of the lease of 7/9  /  9/8/2005 shall retain their validity, in so far as they were not amended by this addendum. After signing, the parties commit themselves to immediately combine this addendum with their respective copy of the lease and not to appeal to the lack of written form.

5. The particular written form requirement of §§ 550, 578 of the German Federal Civil Code are known to the parties. They hereby commit themselves to perform all actions upon request by one party at any time and to provide whatever declarations are necessary in order to satisfy the requirement of this written form and not to prematurely terminate the lease by appealing to non-compliance with the written form. This is applicable not only to the conclusion of this lease but also for all possible addenda, amending and supplementary contracts.

Alzenau July 16th, 2009	Hanau 7/13/2009
Place, Date	Place, Date

/s/ Wolfgang Godel /s/ Yurt Hakadsson	/s/ Klaus Schlenga /s/ Burkhard Prause
- Landlord -	-Tenant -
LEYBOLD OPTICS GmbH.	Bruker HTS GmbH

2

Addendum No. 3

regarding the lease of 7-9 / 9-8-2005

between	LEYBOLD OPTICS GmbH
represented by the general manager Helmut Frankenberger,
Siemensstraße 88, 63755 Alzenau,

- hereinafter also called “landlord” -

and	European High Temperature Superconductors GmbH & Co. KG,
doing business as Bruker HTS GmbH,
represented by its general managers, Dr. Burkhard Prause, Dr. Klaus Schlenga and Jörg Laukin,
Ehrichstraße 10, 63450 Hanau,

- hereinafter also called “tenant” -

Preamble

The following areas are rented in the property at Siemensstraße 88, 63755 Alzenau (hereinafter also called “property”):

1. Production areas in production hall 1	ca.1,550 m2
2. Office areas in the administration buildings: west wing ground floor	ca. 310 m2

With the addenda No. 1 of the 10/02 / 10/08/2008 and No. 2 of the 07/13 / 07/16/2009, the term of the lease of the 7/9 / 9/8/2005 was extended to 12/31/2010. The contractual parties now agree that the lease should be continued beyond the 12/31/2010 until 12/31/2012.

With this proviso, the contractual parties clarify and agree to what follows:

1. The monthly rent according to §1 of addendum No. 2 of the 7/13/7-16/2009, it is firmly agreed upon until 12/31/2012, and still amounts to:

a) Production hall 1
1,550 m2 at €8.20 / m2	€12,710.00 plus. VAT

b) office areas, administration buildings:
west-wing, ground floor

310 m2 at €12.30 / m2	€3,813.00 plus VAT

2. In amendment to §3 of the lease of the 7-9 / 9-8-2005 as well as §2 of Addendum No. 2 dated the 07-13 / 07-16-2009, the contractual parties now agree to a fixed term of the lease of the 7/9 / 9/8/2005 until 12/31/2012.

[initials]

1

The lease of the 7-9 / 9-8-2005 shall therefore terminate on 12/31/2012, without requiring additional declarations on the part of the parties.

3. The landlord agrees to already extend the lease today by another 2 years provided he himself will continue the lease existing between the landlord and the property owner. In the event that the landlord extends his lease, he will immediately inform the tenant of this. The tenant shall then have 8 weeks of time to inform the landlord whether or not he would like to continue the tenancy for another 2 years, that is, until 12/31/2014.

4. Irrespective of the time of an extension of the tenancy between the landlord and the property owner, the landlord shall communicate to the tenant no later than 12/31/2011 his expected intentions concerning an extension of the lease.

5. If the conditions of the lease, as named in Paragraph 1, are amended by an extension of the tenancy between the landlord and the property owner, then the landlord shall also offer these amended conditions to the tenant for the continued term of the lease in accordance with Paragraph 3.

6. For both parties, the right to termination of the lease for good cause shall remain unaffected by the above conditions.

7. This addendum is a component of the lease of the 7-9 / 9-8-2005. Otherwise, all conditions and regulations of the lease of the 7-9 / 9-8-2005 shall retain their validity, in so far as they were not amended by this addendum. After signing, the parties commit themselves to immediately combine this addendum with their respective copy of the lease and not to appeal to the lack of written form.

8. The particular written form requirement of §§ 550, 578 of the German Federal Civil Code are known to the parties. They hereby commit themselves to perform all actions upon request by one party at any time and to provide whatever declarations are necessary in order to satisfy the requirement of this written form and to not prematurely terminate the lease by appealing to non-compliance with the written form. This is applicable not only to the conclusion of this lease but also for all possible addenda, amending and supplementary contracts.

Alzenau, 3/29/2010	Hanau, 03/23/2010
Place, Date	Place, Date

/s/ Wolfgang Godel /s/ Yurt Hakadsson	/s/ Klaus Schlenga /s/ Burkhard Prause
- Landlord -	-Tenant -
LEYBOLD OPTICS GmbH	Bruker HTS GmbH

2

Addendum No. 4

to the Lease Agreement dated July 9/September 8, 2005

between

LEYBOLD OPTICS GmbH

represented by its director Kurt Hakansson,

Siemensstraße 88, 63755 Alzenau

- hereinafter also referred to as “Lessor”

and

European High Temperature Superconductors GmbH & Co. KG

now doing business under the name Bruker HTS GmbH,

the latter represented by its directors Dr.Burkhard Prause and Dr. Klaus Schlenga

Ehrichstraße 10, 63450 Hanau

- hereinafter also referred to as “Lessee”

Recital

The following space in the property Siemensstraße 88, 63755 Alzenau (hereinafter also referred to as “Property”) is currently under lease:

1. Manufacturing areas in Production Hall 1	about 1,550 m2
2. Office space administration buildings: West wing ground floor	about 310 m2

With Addendum No. 1 dated October 2/October 8, 2008 and Addendum No. 2 dated July 13/July 16, 2009 and Addendum No. 3 dated March 23/March 29, 2010 the term of the lease agreement dated July 9/September 8, 2005 (hereinafter also referred to as “Lease Agreement”) was extended for a fixed period to December 31, 2012. The Contracting Parties now agree that the Lease Agreement should be extended beyond December 31, 2012 until May 31, 2015, and with an expanded lease area.

With this in mind, the Contracting Parties clarify and agree as follows:

1.              Change of the Lease Object

1.1         The object of the Lease Agreement will be expanded gradually by incorporating new lease areas in Production Hall 2 identified in Attachment 1 to this Addendum as follows

• adding 350 m2 on August 1, 2010 and

• adding another 350 m2 on April 1, 2011.

1

1.2         The Parties agree that the new leased areas in the jointly used Production Hall 2 will be partitioned off by way of movable partitions with a height of at least 2.50 m. Lessee will procure and set up the partitions. Some of the partitions will be on loan from Lessor free of charge. The conditions for improvements and structural alterations of the Lease Object within the meaning of §1 para. 7 of the Lease Agreement dated July 9/September 8, 2005 remain unchanged.

1.3         The Parties agree on the following with regard to the joint use of Production Hall 2:

•                  Lessee will use the areas in Production Hall 2 for coating high-temperature superconductors (coated conductors), for which vacuum systems are used predominantly but not exclusively. The processes require a clean environment. The remaining conditions for the use of the Lease Object and for the official permits to be obtained by Lessee under the Lease Agreement dated July 9/September 8, 2005 remain unchanged.

•                  Since Production Hall 2 is air-conditioned, Lessee must keep the passages to Production Hall 1 locked after use. Both Parties undertake to make sure that the doors and gates leading from the outside or from other rooms to Production Hall 2 are not kept permanently open.

•                  For noise levels in Production Hall 2, the following legal limits in force for industrial safety purposes apply with regard to both Parties:

oEX, 8h = 65 dB(A) = Average value over 8 hours

opC, peak = 120 dB(C) = Maximum sound pressure value

•                  Lessee has the right to use the hall crane in Production Hall 2 after consulting in a timely manner the manager put in charge by Lessor. According to the law, only Lessee’s duly authorized crane operators may operate the cranes. Before each use of the crane, copies of the authorization must be submitted to Lessor.

•                  The escape routes required under the law must be taken into consideration during the alterations in Production Hall 2 and must always be kept unobstructed. To the extent that the escape route concept of Lessor is to be included in the process, Lessor must provide any support necessary for the purpose.

1.4         RWE Systems Immobilien GmbH u. Co. KG gave Lessor the written permission to expand the subleased area, which is attached to this Agreement as Attachment 2.

2.             Lease Term/Termination/Transfer

2.1         In deviation from §3 of the Lease Agreement dated July 9/September 8, 2005 as well as clause 2 of Addendum No. 3 dated March 23/March 29, 2010, the Contracting Parties now agree to a fixed term of the Lease Agreement until May 31, 2015. The Lease Agreement therefore expires on May 31, 2015 without the need for any additional declaration on the part of the Parties.

2

At the latest 1 year before the expiration of the Lease Agreement both Parties will inform each other regarding the possibilities of a further sublease and negotiate an extension of the Lease Agreement if warranted.

2.2         The right of either Party to terminate the Lease Agreement for cause within the meaning of the legal provisions and applicable law is not affected by the above provisions. A permanent violation by one of the Parties of the special provisions under clause 1.3 of this Addendum gives both Parties the right to terminate the expansion of the Lease Object within the meaning of clause 1.1 of this Addendum without notice. The termination for cause may be pronounced only after two unsuccessful written reminders sent to the infringing Party.

2.3         The lease for the additional space according to clause 1.1 of this Addendum begins on the dates agreed upon for the expansion of the Lease Object. The areas of Production Hall 2 will be transferred two weeks before the planned date in each case.

2.4         A written protocol must be drawn up during the transfer describing the condition of the Lease Object on the transfer date. The protocol must be signed by both Contracting Parties.

3              Change in the Rent/Settlement of Lease-Related Expenses

3.1         Notwithstanding any earlier agreements, the new monthly rent for the entire term of the Lease Agreement up to May 31, 2015 is as follows, starting on the respective date:

a) Production Hall 1 and Production Hall 2

starting August 1, 2010:
1,900 m2 at 8.20 €/m2	€ 15,580.00 plus VAT
and
starting April 1, 2011:
2,250 m2 at 8.20 €/m2	€ 18,450.00 plus VAT

b) Office space administration building (west wing, ground floor)

310 m2 at 12.30 €/m2	€ 3,813.00 plus VAT

Pursuant to §1 para. 3 of the Lease Agreement dated July 9/September 8, 2005, no rent is due on the jointly used areas or, pursuant to §2 para. 3, for a maximum of 35 parking spaces and the gas tank storage area. The cost for these is included in the abovementioned. rent.

3.2         The monthly lump-sum lease-related expenses are as follows:

a) for Production Hall 1 and Production Hall 2

starting August 1, 2010	€ 4,750.00 plus VAT
1,900 m2 at 2.50 €/m2
and

3

starting April 1, 2011
2,250 m2 at 2.50 €/m2	€ 5,625.00 plus VAT

b) Office space administration building (west wing, ground floor):

310 m2 at 2.50 €/m2	€ 775.00 plus VAT

3.2.1 The lump-sum lease related expenses pursuant to clause 3.2 include:

•                  Heating for all areas,

•                  Heating and cooling of the office space in the administration building,

•                  Ventilation and air cleaning of Hall 1 (clarified later),

•                  Power consumption in the offices, the jointly used areas, the outside lighting as well as the parking garage,

•                  Water and sewer fees resulting from the use of the offices and the jointly used areas, in particular toilets and wash rooms,

•                  Maintenance costs of all technical, electrical and electro-technical systems and installations as well as operating and lifting devices, in particular the infrastructure mentioned under §2 of the Lease Agreement dated July 9/September 8, 2005, the hall crane as well as the heating, cooling and air cleaning installations,

•                  Waste disposal for the offices,

•                  Cleaning of the leased areas of the offices, including maintenance and window cleaning,

•                  Facade cleaning and cleaning of the sun protection systems of all buildings in the leased areas,

•                  Provision of indoor plants, servicing and maintaining the green belt and outdoor facilities,

•                  Road cleaning including winter services,

•                  Guard and lock services including the shared use of the reception area (visitor area) and access  to the work areas for suppliers and freight services,

•                  Sharing in-house medical facilities,

•                  Property insurance,

•                  Fire alarm and other safety equipment for the general protection of the building,

•                  Property taxes.

3.2.2            The following lease-related expenses are not included in the lease-related lump-sum amount pursuant to clause 3.2 of this Addendum and will be charged based on the actual consumption and expense recorded by separate meters:

•                  Power consumption in the hall areas

•                  Water consumption in the hall areas

•                  Cooling water supply

•                  Compressed air use

•                  The costs of the air conditioning in Production Hall 2 are charged according to the prorated area and - if justified by the effect of the heat generated by the operation of the systems of Lessor and Lessee - taking into consideration the heat generated by the systems in use.

4

The statements must be accompanied by sufficient supporting documents and calculations. The costs for installing the necessary devices to measure consumption are for the account of Lessee. The Contracting Parties must agree in writing as to the need for each device and the measures to be taken based on economic considerations. In each case Lessee’s share in the cost of installing the devices for measuring consumption is limited to a maximum of EUR 7,000.00.

4              Miscellaneous provisions

4.1         When the lease expires, Lessor has the right to request the restoration of the earlier condition. The leased space must therefore be returned in a vacated state, with decontaminated soil and renovated to restore the earlier condition.

4.2. The guarantee of Lessee in the sense of §5 of the Lease Agreement dated July 9/September 8, 2005 is increased to EUR 55,000.00 immediately upon singing this Addendum.

4.3. This Addendum is an integral part of the Lease Agreement dated July 9/September 8, 2005. In all other respects the provisions and regulations of the Lease Agreement dated July 9/September 8, 2005 remain in force unless changed by this Addendum or other addenda. The Parties undertake to affix this Addendum firmly to their respective lease copy immediately after signing it and not invoke the lack of written form.

4.4.      The Parties are aware of the special written form requirements of §§ 550, 578 BGB [Bürgerliches Gesetzbuch, (Civil Code)]. They hereby undertake to always take, at the request of the respective other Party, all actions and make all representations necessary to satisfy this written form requirement and not to terminate the Lease Agreement early by invoking the failure to comply with the written form requirement. This applies not only to this Lease Agreement but also to any addenda, amendments and supplements.

Attachments
Attachment 1	Leased areas in Production Hall 2
Attachment 2	Consent of RWE Systems Immobilien GmbH u. Co. KG to the expanded sublease
Attachment 3	Listing and consumption data for the systems operated by Lessee in the Production Hall.

Alzenau, on
July 28, 2010	July 28, 2010
Place, date	Place, date

/s/ Yurt Hakadsson	/s/ Klause Schlenga
/s/ Peter Unvericht
Lessor	Lessee
LEYBOLD OPTICS GmbH	Bruker HTS GmbH

5

RWE	[handwritten: cc/ Mr. Majling]

RWE Service GmbH, Huyssenallee 2, 45128 Essen

Leybold Optics GmbH	Commercial objects
Mr. Mario Röder
P.O. Box 1434	Your reference
63749 Alzenau	Our reference	GSI-NA-1/kern
	Name	Markus M. Kemper
	Phone	0201/12-22314
	Fax	0201/12-26491
	e-mail	markus.kemper@rwe.com
Essen, July 28, 2010

Lease Agreement No. 1 0643-F002-01; Consent to the sublease

Dear Mr. Röder,

Dear Sirs,

In your letter to Mr. Santowski dated June 30, 2010 you asked for our consent to the sublease.

Against the background of the provisions of the abovementioned lease agreement, we consent to the sublease of areas in Production Hall 2 to the company Bruker HTS GmbH.

We hope to have been of help in this matter. For further inquiries please contact Mr. Kemper under the above telephone number.

Yours sincerely,
RWE Service GmbH		RWE Service GmbH
Flamingoweg 1
/s/ Markus M. Kemper	/s/ Gärtner	44139 Dortmund
on behalf of Kemper	on behalf of Gärtner	Mailing address:
44047 Dortmund
T +49 231 438-04
F +49231 438-6552
I www.rwe.com
Chairman of the Supervisory Board:
Alwin Fitting
Directors:
Georg Petrich
Dr. Ulrich Piepel
Registered office of the company:
Dortmund
Registered with the
District Court Dortmund
Trade Register no.
HRB 21573
Bank:
Deutsche Bank AG
Dortmund
Routing no. 440 700 50
Acct no. 150 6666 00
IBAN DE03 4407 0050 0150 6666 00
BIC (SWIFT-Code): DEUTDEDE440 VAT ID no. DE 811117 345

GO THE RWE WAY

LEYBOLD OPTICS GmbH, P.O. Box 1434, 63749 Alzenau

Bruker HTS GmbH	Your reference:
Attn.: Mr. Unvericht	Your letter dated:
Ehrichstrasse 10	Our reference:	Lease agreement LO/Brucker2010
Our letter dated:
63450 Hanau	Account manager:	Juraj Majling
	Phone	+49 (0) 60 23 50 270
	Fax	+49 (0) 60 23 500-9270
	e-mail	juraj.majling@leyboldoptics.com

	Datum:	August 3, 2010

Addendum No. 4 to the Lease Agreement dated July 9/September 8, 2005

Dear Mr. Unvericht,

As discussed yesterday by telephone, enclosed please find a copy of Addendum No. 4 to our Lease Agreement countersigned by us for your records.

The consent of RWE Systems Immobilien GmbH u. Co. KG dated July 28, 2010 to the expanded sublease is also attached. We will send you the Attachment No. 1 - drawing of the leased areas in Production Hall 2 - at a later date.

We look forward to continue working with you and remain,

Yours sincerely

LEYBOLD OPTICS GmbH

/s/ Juraj Majling
Juraj Majling
Purchasing Manager

LEYBOLD OPTICS GmbH	Siemensstrasse 88	Banks:
Reg. office of the company: Alzenau	63755 Alzenau	Commerzbank Hanau	Hypovereinsparbank
District Court Aschaffenburg	Phone: +49 0023 5000	Routing no. 506 400 15	Frankfurt
HRB 8425	Fax: +49 6023 500150	Acct. no. 23 19 963	Routing no. 503 2011 91
Tax ID no.: 204/115/90516	Internet: http: www.layboldoptics.com		Acct. no. 322 320 205
Managing Director: Kurt Hakansson